Ford

Ford Motor Company
One American Road
P.O. Box 1899


Dearborn, Michigan 48126



						October 1, 2005




Securities and Exchange Commission
450 Fifth Street N.W.

Washington,
D.C.  20549


Authority to Sign Reports under
Section 16(a)
of the
Securities Exchange Act of 1934 or
Rule 144
under the Securities Act of
1933


Ladies and Gentlemen:


	Please let this letter serve to
confirm the authority I have granted,
effective immediately, to Peter J.
Sherry, Jr., Secretary, and Kathryn S.
Lamping, Assistant Secretary, Ford
Motor Company, to execute and file
with the Securities and Exchange
Commission and other relevant securities exchanges reports, notices and any other documents required of me under
Section 16(a) of the Securities
Exchange Act of 1934 or Rule 144 under
the Securities Act of 1933.


	This authority shall remain in effect
until I shall have notified you in
writing of its termination.



		Sincerely,

		/s/John Fleming


		John Fleming

		Group Vice President